Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Build-A-Bear Workshop, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-120012) on Form S-8 of Build-A-Bear Workshop, Inc. of our reports dated March 13, 2008, with respect to the consolidated balance sheets of Build-A-Bear Workshop, Inc. as of December 29, 2007 and December 30, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 29, 2007, and the effectiveness of internal over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Build-A-Bear Workshop, Inc and subsidiaries. Our report also refers to the adoption of Financial Accounting Standards No. 123R “Share-Based Payment”, effective January 1, 2006.

/s/ KPMG LLP

St. Louis, Missouri
March 13, 2008